Founders Asset Management LLC
210 University Boulevard, Suite 800
Denver, Colorado 80206-4658
(303) 394-4404
www.founders.com

(R)	[LOGO] Founders (R)

A Mellon Financial Company (SM)

December 8, 2006

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Dreyfus Founders Funds, Inc. [comprised of Dreyfus Founders Balanced Fund, Dreyfus Founders Discovery Fund, Dreyfus Founders Government Securities Fund, Dreyfus Founders Growth Fund, Dreyfus Founders Equity Growth Fund, Dreyfus Founders International Equity Fund, Dreyfus Founders Mid-Cap Growth Fund, Dreyfus Founders Money Market Fund, Dreyfus Founders Passport Fund and Dreyfus Founders Worldwide Growth Fund (the “Company”)], are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 31, 2006, and from June 30, 2006 through August 31, 2006.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2006, and from June 30, 2006 through August 31, 2006, with respect to securities reflected in the investment account of the Company.

Dreyfus Founders Funds, Inc.

By:	/s/Jennifer Carnes

Jennifer Carnes
Principal Financial Officer

December 8, 2006

Date